SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 8, 2003


                               Fellows Energy Ltd.
                               -------------------
        (Exact name of small business issuer as specified in its charter)

Nevada                             000-33321                          33-0967648
------                             ---------                          ----------
(State or other               Commission File Number           (I.R.S. Employer
jurisdiction of                                              Identification No.)
incorporation or
organization)

                  9323 Vista Serena, Cypress, California 90630
--------------------------------------------------------------------------------
                    (Address of principal executive offices)

                                 (714) 220.1806
                                 --------------
                           (Issuer's Telephone Number)




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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE.

On December 8, 2003, Fellows Energy Ltd., (the "Registrant") entered into an agreement ("Agreement") with Diamond Oil & Gas Corporation, a Nevada corporation ("Diamond") to purchase Diamond's interests in certain oil and gas leases in Utah ("Leases") by means of acquiring the assignment of rights that Diamond acquired from UCM Investment Corporation in exchange for 3,500,000 shares of the Registrant's common stock. Under the terms of the Agreement, which is due to close by December 31, 2003, the Registrant will appoint Diamond's management to the Registrant's Board of Directors, and the Registrant will assume the ownership interests and exploration obligations that accompany the Leases. In addition, Diamond will negotiate the possible acquisition of interests in other such properties on behalf of the Registrant. One of the conditions of closing is that the Registrant will cancel the 52,600,000 shares of its common stock owned by its outgoing management in exchange for consideration to be determined by the Registrant's Board of Directors, and that, prior to closing the Registrant will raise $2,500,000 through a private placement, with an option to raise up to an additional amount of $625,000. In addition, Diamond shall have obtained the consent of UCM Investement Corporation to the assignment of Diamond's interests to the Registrant pursuant to the terms of the Agreement.

The Registrant also hopes that this transaction will increase the value of its common stock to its shareholders, however, there is no guarantee that the Registrant will be able to consummate the transaction with Diamond or that, if consummated, the ownership and operation of these oil and gas leases or any subsequently acquired interests in such leases will increase the value of its common stock. The Registrant intends to continue providing its business consulting services to the retail automotive fueling industry until such time as the transaction with Diamond is consummated.





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           Fellows Energy Ltd.


December 8, 2003                  By:      /s/ John R. Muellerleile
                                           -----------------------------------
                                           John R. Muellerleile, President and
                                           Chief Executive Officer